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                                                                   EXHIBIT 99(g)









REPORT ON ASSERTIONS ON COMPLIANCE WITH SPECIFIED KEY
ALTERNATIVE LOAN PROGRAM REQUIREMENTS -
KEYCORP STUDENT LOAN TRUST 1999 - B
GREAT LAKES EDUCATIONAL LOAN SERVICES, INC.
Year ended December 31, 2003

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                                                                   Page 21 of 24


                       Report of Independent Accountants

We have examined management's assertion, included in the accompanying Report of Management on Compliance with Specified Key Alternative Loan Program Requirements, that Great Lakes Educational Loan Services, Inc. (Great Lakes) complied with the specified requirements of the Subservicing Agreement (KeyCorp Student Loan Trust 1999-B) between Key Bank USA, National Association and Great Lakes dated as of September 1, 1999, as amended (Subservicing Agreement) during the year ended December 31, 2003. Management is responsible for Great Lakes' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about Great Lakes' compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Great Lakes' compliance with those requirements and performing such other procedures, as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Great Lakes' compliance with specified requirements.

In our opinion, management's assertion that Great Lakes complied with the aforementioned requirements during the year ended December 31, 2003, is fairly stated, in all material respects.

This report is intended solely for the information and use of the audit committee and management of Great Lakes Educational Loan Services, Inc.; JP Morgan Chase Bank, formally known as Bank One, National Association; Deutsche Bank Trust Company Americas, formally known as Bankers Trust Company; Moody's Investor Services, Inc.; Standard and Poor's Ratings Services; Fitch IBCA; and Key Bank USA, National Association, and is not intended to be and should not be used by anyone other than these specified parties.


                                                  Ernst & Young LLP


January 30, 2004
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                                                                  Page 22 of 24



     REPORT OF MANAGEMENT ON COMPLIANCE WITH SPECIFIED KEY ALTERNATIVE LOAN
                              PROGRAM REQUIREMENTS


The following assertions relate to Great Lakes Educational Loan Services, Inc.'s (Great Lakes') administration as subservicer of the Key Alternative Loan Program on behalf of Key Bank USA, National Association (Key Bank) as Master Servicer for the KeyCorp Student Loan Trust 1999-B for the year ended December 31, 2003, in accordance with the Subservicing Agreement between Key Bank and Great Lakes dated as of September 1, 1999, as amended (Subservicing Agreement).

We as members of management of Great Lakes are responsible for complying with the requirements of the Subservicing Agreement. We also are responsible for establishing and maintaining effective internal control over compliance with the Subservicing Agreement. We have performed an evaluation of Great Lakes' compliance with the requirements of the Subservicing Agreement, including those described below, as of December 31, 2003 and for the year ended December 31, 2003. Based on this evaluation, we assert that during the year ended December 31, 2003, Great Lakes complied with the following requirements of the Subservicing Agreement.

1. The loan information (principal loan balances, accrued interest balances, interest rate, loan status, delinquency aging and payment transactions) reported to the Master Servicer during the year ended December 31, 2003 agrees with Great Lakes' computer records -- and as of December 31, 2003, we had effective internal control over compliance with requirements that such information be in agreement.

2. The loans reported to the Master Servicer during the year ended December 31, 2003 were supported by collateral documents maintained by Great Lakes -- and as of December 31, 2003, we had effective internal control over compliance with custodial requirements.

3. Upon receipt of Student Status Confirmation Reports or other notification of change information for loans serviced during the year ended December 31, 2003, we accurately updated -- and as of December 31, 2003, we had effective internal control over compliance with requirements to accurately update -- loan records for changes to student status, including conversion to payment status, in accordance with Key Alternative Loan Program guidelines.

4. For loans serviced during the year ended December 31, 2003, we: (a) calculated -- and as of December 31, 2003, we had effective internal control over compliance with requirements to calculate -- interest and principal in accordance with Key Alternative Loan Program guidelines and (b) applied -- and as of December 31, 2003, we had effective internal control over compliance with requirements to apply -- loan payments effective with the day of receipt by Great Lakes, or for payments received by the lender or Great Lakes' third party lock box as of the enumerated date.


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                                                                  Page 23 of 24


5. For loans serviced during period January 1, 2003 through November 30, 2003, we complied with -- and had effective internal control over compliance with -- due diligence requirements specified in the Subservicing Agreement for the collection of delinquent loans, including the efforts specified under the Higher Education Act and other comparable student loan programs we service.

6. For loans serviced during the year ended December 31, 2003, we complied with -- and as of December 31, 2003, we had effective internal control over compliance with -- transferring defaulted loan information to the Master Servicer.


                                                  /s/ Michael J. Noack
                                                  -----------------------
                                                  Michael J. Noack
                                                  Chief Servicing Officer


January 30, 2004